Exhibit 99.1

Telzuit Medical Technologies Acquires Mobile Medical Imaging

Company PDS Imaging

- Strategic transaction adds Medicare-approved / private insurance credentialed, fast-growing IDTF to Telzuit’s business platform -

- Acquisition of Medical Imaging Business meets requirements for the third clinic milestone as scheduled under recent financing terms-

- Operating synergies, positive cash flow will enhance Telzuit’s core mobile monitoring business -

ORLANDO, Fla.— August 2, 2006—Telzuit Medical Technologies, Inc. (OTCBB: TZMT) announced today that it has acquired Florida-based mobile ultrasound and cardiac imaging company PDS Imaging (PDS). The transaction, which closed August 1, 2006, was financed through a combination of cash and Telzuit common stock. Terms of the transaction were not disclosed

Based in Orlando, PDS is a 10+ year-old Medicare-approved Independent Diagnostic Testing Facility (IDTF) company offering echocardiograms, ultrasound and other outsourced diagnostic services to physicians and healthcare facilities in Central Florida. This strategic acquisition will serve three critical functions for Telzuit:

•	Adds cash-flow positive mobile ultrasound and cardiac imaging business to Telzuit’s clinic operations. PDS operates in a highly specialized niche business and is a market leader in this segment in Central Florida, with operations spanning from Tampa to Orlando. In the full-year 2005 period the company posted revenue of $1.1 million and cash flow of $210,000.

•	Expands Telzuit’s patient/physician target market. PDS currently services 140 physicians in Central Florida, with an average run-rate of over 12,000 patient encounters per year. In addition, due to the intense capital requirements of traditional Holter technology, PDS currently offers only limited Holter monitoring within its service offering. Through this acquisition Telzuit will gain direct access to this physician base, with the ability to offer high-quality and affordable heart monitoring through its forthcoming STATPATCH wireless Holter monitor.

•	Gains access to significant new patient base through credentialed IDTF. PDS’s IDTF is in-network and credentialed with Medicare and most major private insurance groups. On a monthly basis the company services patients represented by approximately 60 different medical practices with 140 physicians. With the IDTF secured, Telzuit now gains full access to a substantial patient base whose insurance carriers require a credentialed IDTF.

Warren Stowell, CEO of Telzuit, commented, “PDS is a perfect fit for our company. From a strategic standpoint both companies share a common mission of advancing the use and effectiveness of mobile medical technology. From an operating standpoint the addition of PDS expands our business platform, increases the size of our initial target market in Florida, and improves our financial position. The company’s mobile imaging business operates in our geographic sweet spot, giving us direct access to a new pool of physicians that may have an immediate need for an affordable Holter monitoring service. Furthermore, the addition of a credentialed IDTF gives us access to a significant group of patients whose insurance carriers require this specialized capability. And with meaningful cash flow generation, we add a business that allows us to immediately reinvest in the growth and development of our company.”

About Telzuit Medical Technologies, Inc.

Telzuit Medical Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The company is in the final stages of launching its first product, the STATPATCH wireless heart monitor. The STATPATCH is a full 12-lead, completely wireless Holter monitor, which is new to the marketplace. In conjunction with its strategic partners, Telzuit is also building its own dedicated intranet platform to handle several of the products it will be releasing, including the STATPATCH. In addition the company operates several walk-in clinics in the Orlando area branded under STATCARE. Telzuit is based in Orlando, Florida. For more information on Telzuit, its business model and its products, please visit the company’s Web site: http://www.telzuit.com.

Forward Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the health products industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

James Tolan

Co-Founder, Telzuit Medical Technologies, Inc

407-354-1222